The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated March 9, 2011
PROSPECTUS Dated February 11, 2011	Pricing Supplement No. 2011-MTNDG0014 to
PROSPECTUS SUPPLEMENT	Registration Statement Nos. 333-157386 and 333-157386-01
Dated February 11, 2011	Dated March , 2011
Filed pursuant to Rule 424(b)(2)
$
MEDIUM-TERM NOTES, SERIES D
Senior Notes

Jump Securities Based on
Yahoo! Inc. Common Stock due April 26, 2012
Unlike ordinary debt securities, the Jump Securities Based on Yahoo! Inc. Common Stock due April 26, 2012, which we refer to as the securities, do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the closing price (as defined below) of shares of Yahoo! Inc. common stock, which we refer to as the shares, on the valuation date, and which may be significantly less than the stated principal amount of the securities and could be zero. If the final share price increases from the initial share price, you will receive the fixed upside payment described below. The securities are a series of unsecured securities issued by Citigroup Funding Inc. Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company. All payments on the securities are subject to the credit risk of Citigroup Inc.
•	The stated principal amount and original issue price of each security is $10.
•	We will not pay interest on the securities.
•	At maturity, you will receive for each $10 stated principal amount of securities that you hold, an amount in cash equal to:
º	$10 plus the upside payment if the final share price is greater than the initial share price, or
º
$10 times the share performance factor if the final share price is less than or equal to the initial share price.  This amount will be less than or equal to the stated principal amount of $10 and could be zero.  There is no minimum payment on the securities at maturity.

Please see the graph of “Hypothetical Payouts on the Securities at Maturity” on PS-5.
•
The upside payment will be equal to $1.80 to $2.20 per security (18% to 22% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.80 to $12.20 per security.  The actual upside payment will be determined on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

•	The share performance factor will be a fraction equal to the final share price divided by the initial share price.
•	The initial share price will equal the closing price of one share on the pricing date.
•	The final share price will equal the closing price of one share on the valuation date.
•	The valuation date will be April 23, 2012, subject to postponement for non-trading days or certain market disruption events.
•	Investing in the securities is not equivalent to investing in the shares. You will have no shareholder rights and will not receive any dividends.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 17316G230. The ISIN number for the securities is US17316G2306.
You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”
The securities are riskier than ordinary debt securities.  See “Risk Factors” beginning on PS-6.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

 PRICE $10 PER SECURITY

	Public Offering Price(1)	Underwriting Fee(1)(2)	Proceeds to Issuer(3)
Per security	$10.00	$0.20	$9.80
Total	$	$	$
_______________________
(1)   The actual public offering price, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.9250 per security. You should refer to “Description of Securities—Use of Proceeds and Hedging” for more information.
(2)   Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the securities, will receive an underwriting fee of up to $0.20 for each security sold in this offering. The actual per security  underwriting fee will be equal to the selling concession provided to selected dealers, as described in the next sentence. Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.20, subject to reduction for volume purchase discounts, for each $10 security they sell, while selected dealers not affiliated with Citigroup Global Markets will receive a selling concession of up to $0.20, subject to reduction for volume purchase discounts, for each $10 security they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” and “Description of Securities—Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.
(3)   The per security proceeds to Citigroup Funding indicated above represent the minimum per security proceeds to Citigroup Funding for any security, assuming the maximum per security underwriting fee of $0.20. As noted in footnote (2), the underwriting fee is variable,
Citigroup Global Markets Inc. expects to deliver the securities to purchasers on or about              , 2011.

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Jump Securities Based on Yahoo! Inc. common stock due April 26, 2012, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Citigroup Funding.  The securities have been designed for investors who are willing to forgo fixed or variable market interest rates on the securities in exchange for a payment at maturity based on the performance of shares of Yahoo! Inc. common stock, which we refer to as the shares.  At maturity, you will receive a positive return on the securities only if the closing price of the shares on the valuation date is greater than the initial share price.  All payments on the securities are fully and unconditionally guaranteed by Citigroup Inc.  All payments on the securities are subject to the credit risk of Citigroup Inc.

Yahoo! Inc. is described under “Description of Securities—Yahoo! Inc.; Public Information” in this pricing supplement.

Each security costs $10
We, Citigroup Funding Inc., are offering the Jump Securities Based on Yahoo! Inc. common stock due April 26, 2012, which we refer to as the securities.  The stated principal amount and issue price of each security is $10.

The original issue price of the securities includes the underwriter’s fees paid with respect to the securities and the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The fact that the original issue price of the securities reflects these commissions and hedging costs is expected to adversely affect the secondary market prices of the securities.  See “Risk Factors—The inclusion of commissions and projected profit of hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

The securities do not guarantee any repayment of principal at maturity; no interest
Unlike ordinary debt securities, the securities do not pay interest and do not guarantee any return of principal at maturity.  Instead, at maturity you will receive for each $10 stated principal amount of securities that you hold, an amount in cash that will vary depending upon the closing price of the shares on the valuation date.  There is no minimum payment on the securities at maturity and, accordingly, you could lose your entire investment.  If the final share price increases from the initial share price, you will receive the fixed upside payment described below.

The initial share price will be the closing price of one share on the day we price the securities for initial sale to the public, which we refer to as the pricing date.

The final share price will be the closing price of one share on April 23, 2012, which we refer to as the valuation date (subject to postponement in the event of non-trading days or certain market disruption events).

Payment at maturity depends on the closing price of the shares
At maturity, you will receive for each $10 stated principal amount of securities that you hold an amount in cash that will vary depending on the closing price of the shares on the valuation date, equal to:

• $10 plus the upside payment, if the final share price is greater than the initial share price,

where,

upside payment = $1.80 to $2.20 per security (18% to 22% of the stated principal amount).  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $11.80 to $12.20 per security.  The actual upside payment will be determined on the pricing date.

• $10 times the share performance factor, if the final share price is less than or equal to the initial share price where,

share performance factor	=	final share price
initial share price

Accordingly, where the final share price has decreased from the initial share price, investors will lose 1% of the stated principal amount for every 1% decline in the final share price.  This amount will be less than the stated principal amount of $10 and could be zero.

All payments on the securities are subject to the credit risk of Citigroup Inc.

On PS-5, we have provided a graph titled “Hypothetical Payouts on the Securities at Maturity,” which illustrates the performance of the securities at maturity over a range of hypothetical percentage changes in the final share price.  The graph does not show every situation that can occur.

You can review historical closing prices of the shares in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-19.  You cannot predict the future performance of the shares based upon their historical performance.

If a market disruption event occurs or is continuing with respect to the shares on the valuation date or if the valuation date is not a trading day, the closing price of the shares may be determined on the next trading day on which no market disruption event occurs or is continuing with respect to the shares in accordance with “Description of Securities—Closing Price” and “—Market Disruption Event.”

Investing in the securities is not equivalent to investing in the shares. You will have no shareholder rights and will not receive any dividends.
Your participation in any increase in the price of the shares will be no greater than the upside payment
The positive return investors may realize on the securities if the final share price is greater than the initial share price will be equal to, but no greater than, the upside payment of $1.80 to $2.20 per security (18% to 22% of the stated principal amount).  Accordingly, even if the final share price is substantially greater than the initial share price, your payment at maturity will not exceed $11.80 to $12.20 per security, or 118% to 122% of the stated principal amount.  The actual upside payment will be determined on the pricing date.  See “Hypothetical Payouts on the Securities at Maturity.”

Citigroup Global Markets will be the calculation agent
We have appointed our affiliate, Citigroup Global Markets, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005), the trustee for our senior securities.  As calculation agent, Citigroup Global Markets will determine the initial share price, the final share price, the share performance factor, whether a market disruption event has occurred and the payment, if any, that you will receive at maturity.
Citigroup Global Markets will be the underwriter; conflicts of interest
The underwriter for the offering of the securities, Citigroup Global Markets, our affiliate, will conduct this offering in compliance with the requirements of Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  In accordance with FINRA Rule 5121, Citigroup Global Markets or any of our other affiliates may not make sales in this offering to any client account over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion without the prior written approval of the customer.  See “Description of Securities—Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant underwriter.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior unsecured securities issued as part of our Series D medium-term senior note program.  You can find a general description of our Series D medium-term senior note program in the accompanying prospectus supplement dated February 11, 2011 and prospectus dated February 11, 2011.  We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Indexed Notes” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in securities in the section of this pricing supplement called “Risk Factors.”  The tax and accounting treatment of investments in equity-linked securities such as the securities may differ from that of investments in ordinary debt securities or common stock.  See the section of this pricing supplement called “Description of Securities—Certain United States Federal Tax Considerations.”  We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or call us at (866) 477-4776.  All other clients may contact their local brokerage representative.  Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

HYPOTHETICAL PAYOUTS ON THE SECURITIES AT MATURITY

For each security, the following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the closing price of the shares.  The graph is based on the following terms:

Stated Principal Amount per Security:	$10
Hypothetical Upside Payment:	$2.00 per security (20% of the stated principal amount)
Minimum Payment at Maturity:	None
Principal Protection:	None

•
Where the final share price is greater than the initial share price, the payment at maturity on the securities reflected in the graph above is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $2.00 per security.  In the payoff diagram above, an investor will receive $12.00 per security, the stated principal amount plus the hypothetical upside payment, at any final share price greater than the initial share price.

•
Where the final share price is less than or equal to the initial share price, the payment at maturity will be an amount equal to the stated principal amount of $10 or less by an amount that is proportionate to the percentage decrease from the initial share price. For example, if the final share price has decreased by 25% from the initial share price, the payment at maturity will be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and do not guarantee any return of principal at maturity. Investing in the securities is not equivalent to investing in the shares. This section describes the most significant risks relating to the securities.  For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities do not pay interest or guarantee the return of any of your principal
The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each security by an amount proportionate to the decrease in the closing price of the shares. If the final share price is equal to the initial share price, there will be no loss or gain on your investment, and the payout at maturity will equal the $10 stated principal amount.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “Hypothetical Payouts on the Securities at Maturity.”

The appreciation potential of the securities is fixed and limited
The appreciation potential of the securities is limited to the fixed upside payment of $1.80 to $2.20 per security (18% to 22% of the stated principal amount), even if the final share price is significantly greater than the initial share price.  The actual upside payment will be determined on the pricing date.  See “Hypothetical Payouts on the Securities at Maturity.”

The market price of the securities will be influenced by many unpredictable factors
Several factors will influence the value of the securities in the secondary market and the price at which Citigroup Global Markets may be willing to purchase or sell the securities in the secondary market.  We expect that generally the closing price of the shares on any day will affect the value of the securities more than any other single factor.  However, because the payout on the securities is not directly correlated to the closing price of the shares, the securities will trade differently from the shares.  Other factors that may influence the value of the securities include:

	•	the trading price and volatility (frequency and magnitude of changes in value) of the shares;
	•	dividend rates and yields on the shares;
	•	interest and yield rates in the market;
	•	time remaining until the securities mature;
	•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the shares or equities markets generally and that may affect the final share price;
	•	the occurrence of certain events affecting the shares that may or may not require an anti-dilution adjustment; and
	•	any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.

You cannot predict the future performance of the shares based on their historical performance. The price of the shares may decrease below the initial share price so that you will receive for each security you hold at maturity a payment that is less than the stated principal amount of the securities by an amount proportionate to the decline in the price of the shares below the initial share price. There can be no assurance that the price of the shares will have increased on the valuation date so that you will receive at maturity an amount that is greater than the principal amount of your investment. The prices of the shares may be, and have recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page PS-20.  You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.
Potential for a lower comparable yield
The securities do not pay any periodic interest. As a result, if the final share price does not increase from the initial share price, the effective yield on the securities will be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities

Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay all amounts due on the securities at maturity, and, therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness.  The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. Any actual or anticipated decline in Citigroup Inc.’s credit ratings or actual or anticipated increase in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk is likely to adversely affect the market value of the securities.

Investing in the securities is not equivalent to investing in the shares; you have no shareholder rights and will not receive any dividends
Investing in the securities is not equivalent to investing in the shares.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares. In addition, investors do not have the right to exchange their securities for shares at any time.

No affiliation with the shares issuer
The shares issuer is not an affiliate of ours and is not involved with this offering in any way.  Consequently, we have no ability to control the actions of the shares issuer, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity, if any.  The shares issuer has no obligation to consider your interest as an investor in the securities in taking any corporate actions that might affect the value of your securities.  None of the money you pay for the securities will go to the shares issuer.

We or our affiliates may engage in business with or involving the shares issuer without regard to your interests
We or our affiliates may presently or from time to time engage in business with the shares issuer without regard to your interests, including extending loans to, or making equity investments in, the shares issuer or providing advisory services to the shares issuer, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about the shares issuer. Neither we nor any of our affiliates undertakes to disclose any such information to you.

The inclusion of underwriting fees and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices may be lower than the costs of unwinding the related hedging transactions at the time of the secondary market transaction. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets as a result of dealer discounts, mark-ups or other transaction costs.
The anti-dilution adjustments do not cover every event that could affect the shares
Citigroup Global Markets, as calculation agent, will adjust the amount payable at maturity for certain events affecting the shares, such as stock splits and stock dividends, and certain other corporate actions involving the shares issuer, such as mergers. However, the calculation agent will not make an adjustment for every event that could affect the shares. For example, the calculation agent is not required to make any adjustments if the shares issuer offers common stock or cash for, or in connection with, acquisitions.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the securities may be materially and adversely affected.

The value of the securities may become based on the common stock of a company other than the shares issuer or other transaction value
Following certain corporate events relating to the shares, such as a stock-for-stock merger where the shares issuer is not the surviving entity, you will receive at maturity cash based on the closing price of such successor company’s common stock.  We describe the specific corporate events that can lead to these adjustments below under “Description of Securities—Anti-dilution Adjustments.”  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the securities.

The securities will not be listed on any securities exchange, and secondary trading may be limited
The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

The calculation agent, which is an affiliate of ours, will make determinations with respect to the securities
Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial share price, the final share price and the share performance factor, and will calculate the amount of cash, if any, you receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of successor shares or calculation of the final share price in the event of a market disruption event, or delisting of the shares, may affect the payout to you at maturity.

Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities
Citigroup Global Markets and other affiliates of ours will carry out hedging activities related to the securities (and to other instruments linked to the shares), including trading in the shares, as well as in other instruments related to the shares. Our affiliates also trade in the shares and other financial instruments related to the shares on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, as a result, could increase the price at which the shares must close on the valuation date before you receive a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

Our affiliates may publish	Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports and commentary regarding the shares and/or the shares issuer without regard to your interests research reports or otherwise express opinions or provide recommendations from time to time regarding the shares, and/or the shares issuer or other matters that may influence the closing price of the shares, and, therefore, the value of the securities. Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Funding affiliates may not be consistent with purchasing, holding or selling the securities.

The U.S. federal income tax consequences of an investment in the securities are unclear
There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  As described below under “Description of Securities—Certain United States Federal Tax Considerations,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of this pricing supplement entitled “Description of Securities—Certain United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Security” refers to each $10 stated principal amount of our Jump Securities Based on Yahoo! Inc. common stock due April 26, 2012.  In this pricing supplement, the terms “we,” “us” and “our” refer to Citigroup Funding Inc.

Aggregate Principal Amount	$

Pricing Date	March , 2011 (expected to price on or about March 15, 2011)

Original Issue Date (Settlement Date)	March , 2011 (three Business Days after the Pricing Date)

Maturity Date	April 26, 2012

Valuation Date	April 23, 2012, subject to adjustment for non-Trading Days or Market Disruption Events as described below under “—Closing Price.”

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$10 per Security

Original Issue Price	$10 per Security

CUSIP Number	17316G230

ISIN Number	US17316G2306

Denominations	$10 and integral multiples thereof

Shares	Shares of Yahoo! Inc. common stock

Shares Issuer	Yahoo! Inc.

Payment at Maturity	You will receive for each $10 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

● $10 plus the Upside Payment, if the Final Share Price is greater than the Initial Share Price, or

●  $10 times the Share Performance Factor, if the Final Share Price is less than or equal to the Initial Share Price. This payment will be less than or equal to the $10 Stated Principal Amount and could be zero. There is no minimum payment on the Securities at maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity Date), and (ii) deliver the aggregate cash amount, if any, due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash, if any, will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Security or Certificated Security” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Upside Payment	$1.80 to $2.20 per Security (18% to 22% of the Stated Principal Amount). The actual Upside Payment will be determined on the Pricing Date.

Share Performance Factor	A fraction, the numerator of which is the Final Share Price and the denominator of which is the Initial Share Price, as described by the following formula:

Share Performance Factor	=	Final Share Price
Initial Share Price

Initial Share Price	The Closing Price of one Share on the Pricing Date, as determined by the Calculation Agent.
Final Share Price	The Closing Price of one Share on the Valuation Date, as determined by the Calculation Agent.
Closing Price
Subject to the provisions set out under “—Anti-dilution Adjustments” below, the Closing Price for the Shares (or other relevant security for which a Closing Price must be determined) on any date of determination, including the Valuation Date, means:

(a) if the Shares (or other relevant security) are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the Shares (or other relevant security) are listed or admitted to trading; or

(b) if the Shares (or other relevant security) are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the Shares (or other relevant security) are listed or admitted to trading on such exchange), any last reported bid price for the security of the principal trading session on the over-the-counter market on that date as reported on the OTC Bulletin Board Service (the “OTC Bulletin Board”), the National Quotation Bureau or a similar organization.

If no closing sale price or last reported sale price is available on a date of determination pursuant to clauses (a) or (b) above or if a Market Disruption Event occurs or is continuing, the Closing Price of the Shares (or other relevant security) for that date, unless deferred by the Calculation Agent as described below, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the Shares (or other relevant security) obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the calculation agent. The term “OTC Bulletin Board” will include any successor to such service. If no bid prices are provided from any such dealers, the Closing Price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. See “—Anti-dilution Adjustments” below. The determination of the Closing Price of the Shares (or other relevant security) by the Calculation Agent upon the occurrence of a Market Disruption Event may be deferred by the calculation agent for up to two consecutive Trading Days on which a Market Disruption Event occurs or is continuing, but not past the Trading Day immediately prior to the Maturity Date.

Anti-dilution Adjustments	If the Shares Issuer, after the Pricing Date,

(1)
pays a share dividend or makes a distribution with respect to its common stock in such shares of common stock (excluding any share dividend or distribution for which the number of shares of common stock paid or distributed is based on a fixed cash equivalent value);

	(2)	subdivides or splits its outstanding common stock into a greater number of shares;
	(3)	combines its outstanding common stock into a smaller number of shares; or
	(4)	issues by reclassification of its common stock any shares of other common stock of the Shares Issuer,

then, in each of these cases, the Initial Share Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of shares of other common stock of the Shares Issuer, and the denominator of which will be the number of shares of common stock outstanding immediately before the event. In the event of a reclassification referred to in (4) above as a result of which no shares of common stock are outstanding, the Initial Share Price will be determined by reference to the other shares of the Shares Issuer issued in the reclassification.

If the Shares Issuer, after the Pricing Date, issues, or declares a record date in respect of an issuance of, rights or warrants to all holders of its common stock entitling them to subscribe for or purchase shares of its common stock at a price per share less than the Then-Current Market Price of the common stock, other than rights to purchase common stock pursuant to a plan for the reinvestment of dividends or interest, then, in each case, the Initial Share Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of such rights or warrants, plus the number of additional shares of common stock offered for subscription or purchase pursuant to the rights or warrants, and the denominator of which will be the number of shares of common stock outstanding immediately before the adjustment is effected by reason of the issuance of the rights or warrants, plus the number of additional shares of common stock which the aggregate offeringprice of the total number of shares of common stock offered for subscription or purchase pursuant to the rights or warrants would purchase at the Then-Current Market Price of the common stock, which will be determined by multiplying the total number of shares so offered for subscription or purchase by the exercise price of the rights or warrants and dividing the product obtained by the Then-Current Market Price. To the extent that, after the expiration of the rights or warrants, the shares of common stock offered thereby have not been delivered, the Initial Share Price will be further adjusted to equal the Initial Share Price which would have been in effect had the adjustment for the issuance of the rights or warrants been made upon the basis of delivery of only the number of shares of common stock actually delivered.

If the Shares Issuer, after the Pricing Date, (i) declares or pays a dividend or makes a distribution to all holders of its common stock of any class of its capital stock, the capital stock of one or more of its subsidiaries, evidences of its indebtedness or other non-cash assets, excluding (A) any dividends or distributions referred to in the above paragraph and (B) any issuance or distribution to all holders of its common stock in the form of Marketable Securities of capital stock of one or more of its subsidiaries, or (ii) issues to all holders of its common stock rights or warrants to subscribe for or purchase any of its or one or more of its subsidiaries’ securities, other than rights or warrants referred to in the above paragraph, then, in each of these cases, the Initial Share Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market price of one share of common stock, and the denominator of which will be the Then-Current Market Price of one share of common stock, less the fair market value as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the common stock.  If any capital stock declared or paid as a dividend or otherwise distributed or issued to all holders of the common stock consists, in whole or in part, of Marketable Securities, then the fair market value of such Marketable Securities will be determined by the Calculation Agent by reference to the Closing Price of such capital stock. The fair market value of any other distribution or issuance referred to in this paragraph will be determined by a nationally recognized independent investment banking firm (which may be Citigroup Global Markets Inc.) retained for this purpose by Citigroup Funding, whose determination will be final.

Notwithstanding the foregoing, in the event that, with respect to any dividend or distribution to which the above paragraph would otherwise apply, the denominator in the fraction referred to in the above formula is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the above paragraph not be made and in lieu of this adjustment, the Closing Price of the Shares on any Trading Day

thereafter up to and including the Valuation Date will be deemed to be equal to the fair market value of the capital stock, evidences of indebtedness, assets, rights or warrants (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm (which may be Citigroup Global Markets Inc.) retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or issued applicable to one Share.

If the Shares Issuer, after the Pricing Date, declares a record date in respect of a distribution of cash (other than any Permitted Dividends, any cash distributed in consideration of fractional shares of the common stock and any cash distributed in a Reorganization Event, by dividend or otherwise) to all holders of its common stock, or makes an Excess Purchase Payment, then the Initial Share Price will be divided by a dilution adjustment equal to a fraction, the numerator of which will be the Then-Current Market Price of the common stock, and the denominator of which will be the Then-Current Market Price of the common stock on the Ex-Date less the amount of the distribution applicable to one share of common stock which would not be a Permitted Dividend, or, in the case of an Excess Purchase Payment, less the aggregate amount of the Excess Purchase Payment for which adjustment is being made at the time divided by the number of shares of common stock outstanding on the record date.

For purposes of these adjustments:

A “Permitted Dividend” is (1) any cash dividend in respect of the Shares other than a cash dividend that exceeds the immediately preceding cash dividend, and then only to the extent that the per share amount of this dividend results in an annualized dividend yield on the common stock in excess of 10%, and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the Shares have the option to receive either a number of shares of its common stock or a fixed amount of cash.

An “Excess Purchase Payment” is the excess, if any, of (x) the cash and the value (as determined by a nationally recognized independent investment banking firm (which may be Citigroup Global Markets Inc.) retained for this purpose by Citigroup Funding, whose determination will be final) of all other consideration paid by the Shares Issuer with respect to one share of common stock acquired in a tender or exchange offer by the Shares Issuer, over (y) the Then-Current Market Price of the common stock.

Notwithstanding the foregoing, in the event that, with respect to any dividend, distribution or Excess Purchase Payment to which the seventh paragraph in this section would otherwise apply, the denominator in the fraction referred to in the formula in that paragraph is less than $1.00 or is a negative number, then Citigroup Funding may, at its option, elect to have the adjustment provided by the seventh paragraph in this section not be made and in lieu of this adjustment, the Closing Price of the Shares on any Trading

Day thereafter up to and including the Valuation Date will be deemed to be equal to the sum of the amount of cash and the fair market value of other consideration (determined, as of the date this dividend or distribution is made, by a nationally recognized independent investment banking firm (which may be Citigroup Global Markets Inc.) retained for this purpose by Citigroup Funding, whose determination will be final) so distributed or applied to the acquisition of the common stock in the tender or exchange offer applicable to one Share.

If the Shares Issuer, after the Pricing Date, issues or makes a distribution to all holders of its common stock the capital stock of one or more of its subsidiaries, in each case in the form of Marketable Securities, then, in each of these cases, following the Ex-Date for an event described in this paragraph, the “Closing Price” will equal the Closing Price of the Shares, plus the Closing Price of such subsidiaries’ capital stock times the number of shares of such subsidiaries’ capital stock distributed per Share. In the event a distribution pursuant to this paragraph occurs, following the Ex-Date for such distribution, the adjustments described in this “—Anti-dilution Adjustments” section will also apply to such subsidiaries’ capital stock if any of the events described in this “—Anti-dilution Adjustments” section occurs with respect to such capital stock.

Each dilution adjustment will be effected as follows:
•
in the case of any dividend, distribution or issuance, at the opening of business on the Ex-Date for this dividend, distribution or issuance or, if the announcement of this dividend, distribution or issuance is after this Ex-Date, at the time this dividend, distribution or issuance was announced by the Shares Issuer; and

•	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.
•
in the case of any Excess Purchase Payment for which the Shares Issuer announces, at or prior to the time it commences the relevant share repurchase, the repurchase price per share for Shares proposed to be repurchased, on the date of the announcement, and

•	in the case of any other Excess Purchase Payment, on the date that the holders of the repurchased shares become entitled to payment in respect thereof.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Initial Share Price will be required unless the adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Shares Issuer, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Initial Share Price will be further adjusted to the Initial Share Price that would then have been in effect had adjustment for the event not been made. If a Reorganization Event occurs after the occurrence of one or more events requiring an adjustment as described herein, the dilution adjustments previously applied to the Initial Share Price will not be rescinded but will be applied to the Reorganization Event as provided for below.

The “Then-Current Market Price” of the common stock, for the purpose of applying any dilution adjustment, means the average Closing Price per Share for the ten Trading Days immediately before this adjustment is effected or, in the case of an adjustment effected at the opening of business on the Ex-Date, immediately before the related Ex-Date. For purposes of determining the Then-Current Market Price, the determination of the Closing Price by the Calculation Agent in the event of a Market Disruption Event may be deferred by the Calculation Agent for up to five consecutive Trading Days on which a Market Disruption Event occurs or is continuing, but not past the Trading Day prior to maturity.

The “Ex-Date” relating to any dividend, distribution or issuance is the first date on which the Shares trade in the regular way on their principal market without the right to receive this dividend, distribution or issuance.

In the event of any of the following “Reorganization Events”:
(a)
any consolidation or merger of the Shares Issuer, or any surviving entity or subsequent surviving entity of the Shares Issuer, with or into another entity, other than a merger or consolidation in which the Shares Issuer is the continuing corporation and in which the common stock outstanding immediately before the merger or consolidation are not exchanged for cash, securities or other property of the Shares Issuer or another issuer;

(b)	any sale, transfer, lease or conveyance to another corporation of the property of the Shares Issuer or any successor as an entirety or substantially as an entirety;
(c)	any statutory exchange of securities of the Shares Issuer or any successor of the Shares Issuer with another issuer, other than in connection with a merger or acquisition; or
(d)	any liquidation, dissolution or winding up of the Shares Issuer or any successor of the Shares Issuer, the Closing Price of the Shares on any Trading Day thereafter up to and including the Valuation Date will be deemed to be equal to the Transaction Value.

The “Transaction Value” will equal the sum of (1), (2) and (3), below:
(1)	for any cash received in a Reorganization Event, the amount of cash received per Share;
(2)
for any property other than cash or Marketable Securities received in a Reorganization Event, an amount equal to the fair market value on the date the Reorganization Event is consummated of that property received per Share, as determined by a nationally recognized independent investment banking firm (which may be Citigroup Global Markets Inc.) retained for this purpose by Citigroup Funding, whose determination will be final; and

(3)
for any Marketable Securities received in a Reorganization Event, an amount equal to the closing price per share of common stock of these Marketable Securities on the applicable trading day multiplied by the number of these Marketable Securities received for each Share.

“Marketable Securities” are any perpetual equity securities or debt securities with a stated maturity after the Maturity Date, in each case that are listed on a U.S. national securities exchange. The number of shares of any equity securities constituting Marketable Securities included in the calculation of the Transaction Value pursuant to clause (3) above will be adjusted if any event occurs with respect to the Marketable Securities or the issuer of the Marketable Securities between the time of the Reorganization Event and the Maturity Date that would have required an adjustment as described above, had it occurred with respect to the Shares or the Shares Issuer. Adjustment for these subsequent events will be as nearly equivalent as practicable to the adjustments described above.

For the purpose of adjustments described herein, each non-U.S. dollar value (whether a value of cash, property, securities or otherwise) shall be expressed in U.S. dollars as converted from the relevant currency using the 12:00 noon buying rate in New York certified by the New York Federal Reserve Bank for customs purposes on the date of valuation, or if this rate is unavailable, such rate as the Calculation Agent may determine.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Relevant Exchange	The primary exchange(s) or market(s) of trading for the Shares.
Trading Day
A day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, NYSE Alternext US, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, and in the over-the-counter market for equity securities in the United States.

Book Entry Security or
Certificated Security
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the Securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book-entry securities, please read “Description of Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.

Senior Security or Subordinated Security	Senior
Paying Agent	Citibank, N.A.
Trustee	The Bank of New York Mellon, a New York banking corporation (as successor trustee under an indenture dated June 1, 2005)
Underwriter	Citigroup Global Markets Inc.
Calculation Agent	Citigroup Global Markets Inc.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity, if any, will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Determinations made by the Calculation Agent, an affiliate of ours, including with respect to the occurrence or non-occurrence of Market Disruption Events or calculation of the Final Share Price in the event of a Market Disruption Event, may affect the Payment at Maturity.  See “—Market Disruption Event” below.  Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	Market Disruption Event, as determined by the Calculation Agent in its sole discretion, means, with respect to the Shares, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) the Shares or (b) any options contracts or futures contracts relating to the Shares, or any options on such futures contracts, on any exchange or market, if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material.
Redemption at the Option of the
Holder; Defeasance
The Securities are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities—Defeasance.”

Alternate Exchange Calculation
in Case of an Event of Default
In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash, if any, equal to the Payment at Maturity calculated using the Closing Price as of the date of such acceleration as the Final Share Price.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Yahoo! Inc.;
Public Information
Yahoo! Inc. (“Yahoo!”) is a global Internet media company that offers an online guide to Web navigation, aggregated information content, communication services, and commerce. Yahoo!’s site includes a hierarchical, subject-based directory of Web sites, which enables users to locate and access information and services through hypertext links included in the directory. The Shares are registered under the Securities Exchange Act of 1934, as amended. Information provided to or filed with the Securities and Exchange Commission by Yahoo! pursuant to the Securities Exchange Act of 1934, as amended, can be located by reference to the Securities and Exchange Commission file number 000-28018 through the Securities and Exchange Commission’s website at http://www.sec.gov. In addition, information regarding Yahoo! may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the Securities offered hereby and does not relate to the Shares or other securities of Yahoo!. We have derived all disclosures contained in this pricing supplement regarding Yahoo! from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, none of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets has participated in the preparation of such documents or made any due diligence inquiry with respect to Yahoo!. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets makes any representation that such publicly available documents or any other publicly available information regarding Yahoo! is accurate or complete.

The Securities represent obligations of Citigroup Funding only. Yahoo! is not involved in any way in this offering and has no obligation relating to the Securities or to holders of the Securities.
Neither Citigroup Inc. nor any of its subsidiaries makes any representation to you as to the performance of the Shares.
Historical Information
The following table sets forth the published high and low Closing Prices, as well as end-of-quarter Closing Prices, of the Shares for each quarter in the period from January 3, 2006 through March 8, 2011.  The Closing Price of the Shares on January 25, 2011 was $16.94.  The graph following the table sets forth the historical performance of the Shares for the period from January 3, 2006 through March 8, 2011.

You should not take historical Closing Prices as an indication of future performance, and no assurance can be given as to the Closing Price of the Shares on the Valuation Date.  The Final Share Price may be less than the Initial Share Price so that the Payment at Maturity will be less than the Stated Principal Amount of the Securities and could be zero.

We cannot give you any assurance that the Closing Price of the Shares will increase so that at maturity you will receive a payment in excess of the Stated Principal Amount of the Securities.  Your return is linked to the Closing Price of the Shares on the Valuation Date.

We make no representation as to the amount of dividends, if any, that the Share Issuer  may pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the Shares.

We obtained the information in the tables and graphs below from Bloomberg Financial Markets, without independent verification.

Yahoo! Inc. Common Stock Historical High, Low and Period End Closing Prices January 3, 2006 through March 8, 2011

	High	Low	Period End
2006
First Quarter	$43.42	$30.07	$32.26
Second Quarter	33.53	29.00	33.00
Third Quarter	33.38	24.65	25.28
Fourth Quarter	28.49	23.04	25.54
2007
First Quarter	32.10	25.61	31.29

	High	Low	Period End
Second Quarter	32.09	26.98	27.13
Third Quarter	27.50	22.52	26.84
Fourth Quarter	33.63	23.02	23.26
2008
First Quarter	29.98	19.05	28.93
Second Quarter	28.67	20.66	20.66
Third Quarter	24.64	16.88	17.30
Fourth Quarter	16.96	8.95	12.20
2009
First Quarter	14.12	11.01	12.81
Second Quarter	16.67	12.75	15.66
Third Quarter	17.81	14.18	17.81
Fourth Quarter	17.67	14.97	16.78
2010
First Quarter	17.23	14.79	16.53
Second Quarter	18.97	13.83	13.83
Third Quarter	15.52	13.08	14.17
Fourth Quarter	17.02	14.23	16.63
2011
First Quarter (through March 8, 2011)	17.77	15.58	16.94

Yahoo! Inc. Common Stock January 3, 2006 through March 8, 2011 Daily Closing Prices

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our affiliates.  The Original Issue Price of the Securities includes the Underwriter’s fees (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per Security may be reduced for volume purchase discounts depending on the aggregate amount of Securities purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Underwriting Fee per Security	Selling Concession per Security
< $1,000,000	$10.0000	up to $0.2000	up to $0.2000
≥ $1,000,000 and < $3,000,000	$9.9625	up to $0.1625	up to $0.1625
≥ $3,000,000 and < $5,000,000	$9.9438	up to $0.1438	up to $0.1438
≥ $5,000,000	$9.9250	up to $0.1250	up to $0,1250

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the Securities distributed by such dealers.

On, or prior to, the Pricing Date, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Securities by taking positions in the Shares, futures and options contracts on the Shares or any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could increase the price of the Shares, and, accordingly, potentially increase the Initial Share Price, and, therefore, increase the price at which the Shares must close on the Valuation Date before investors would receive at maturity a payment that exceeds the Stated Principal Amount of the Securities.  In addition, through our affiliates, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts or any other available instruments that we may wish to use in connection with our hedging on the Shares, including by selling any such contracts or instruments on the Valuation Date. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Plan of Distribution; Conflicts of Interest
The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Jump Securities.

In order to hedge its obligations under the notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors—Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities” in this pricing supplement, “Risk Factors—Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, each offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc.

Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written approval of the customer.

ERISA Matters
Each purchaser of the securities or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the securities through and including the date of disposition of such securities that either:

(a)   it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b)   if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the securities or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

Certain United States Federal Tax
Considerations
Prospective investors should note that the discussion under the section called “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to an investor who holds the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:
• certain financial institutions;
• dealers or traders subject to a mark-to-market method of tax accounting with respect to the Securities;
• investors holding the Securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;

• real estate investment trusts;
• tax-exempt entities, including an “individual retirement account” or “Roth IRA”; or
• persons subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.  Partnerships holding Securities and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of Securities.

As the law applicable to the U.S. federal taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect.

Tax Treatment of the Securities
Each holder, by purchasing the Securities, agrees with us to treat them as prepaid forward contracts for U.S. federal income tax purposes.
Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or instruments that are similar to the Securities, significant aspects of the treatment of an investment in the Securities are uncertain.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below.  Accordingly, potential investors should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders
This section applies only to U.S. Holders. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• a citizen or resident of the United States;

•    a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Sale, Exchange or Settlement of the Securities.  Upon a sale or exchange of the Securities, or upon settlement of the Securities at maturity, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.  Any gain or loss should be capital gain or loss and should be long-term capital gain or loss if at the time of the sale, exchange or settlement the U.S. Holder has held the Securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities  It is possible, for example, that the Securities could be treated as debt instruments issued by us.  Under this treatment, the Securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments.  In that event, regardless of the U.S. Holder’s accounting method, in each year that the U.S. Holder held the Securities the U.S. Holder would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, even though we will not be required to make any payment with respect to the Securities prior to maturity.  In addition, any gain on the sale, exchange or settlement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities.  In 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for  comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders
This section applies only to Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:
• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign trust or estate.

The term “Non-U.S. Holder” does not include a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes or certain former citizens or residents of the United States.  Such holders should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the Securities.

Sale, Exchange or Settlement of the Securities.  A Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If the Non-U.S. Holder is engaged in a U.S. trade or business, and if income or gain from the Securities is effectively connected with the Non-U.S. Holder’s conduct of that trade or business, the Non-U.S. Holder generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise.  Non-U.S. Holders to which this paragraph may apply should consult their tax advisers regarding other U.S. tax consequences of the ownership and disposition of the Securities, including, if the Non-U.S. Holder is a corporation, the possible imposition of a 30% branch profits tax.

Tax Consequences Under Possible Alternative Treatments.  If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Security generally would not be subject to U.S. federal income or withholding tax, provided that: (i) the Non-U.S. Holder does not have income or gain in respect of the Security that is effectively connected with the conduct of a trade or business in the United States, and (ii) the Non-U.S. Holder (or a financial institution holding the Securities on behalf of the Non-U.S. Holder) furnishes to the applicable withholding agent an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Other alternative U.S. federal income tax treatments of the Securities are also possible.  In 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the Securities.  While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Accordingly, Non-U.S. Holders should consult their tax advisers regarding the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

The proceeds received from a sale, exchange or retirement of the Securities will be subject to information reporting unless the holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if the holder fails to provide certain identifying information (such as an accurate taxpayer identification number in the case of a U.S. Holder) or meet certain other conditions.  A Non-U.S. Holder (or financial institution holding the Securities on behalf of the Non-U.S. Holder) that provides the applicable withholding agent with an IRS Form W-8BEN or W-8ECI, as appropriate, will generally establish an exemption from backup withholding.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

TABLE OF CONTENTS
Citigroup Funding Inc.

Jump Securities Based on
Yahoo! Inc. Common Stock

Due April 26, 2012
$10 per Jump Security

Any Payments Due from
Citigroup Funding Inc.
Fully and Unconditionally Guaranteed
by Citigroup Inc.

Pricing Supplement

March   , 2011

(Including Prospectus Supplement Dated February 11,
2011 and Prospectus Dated February 11, 2011)

Page

Pricing Supplement
Summary of Pricing Supplement	PS-2
Hypothetical Payouts on the Securities at Maturity	PS-5
Risk Factors	PS-6
Description of Securities	PS-10
Payment at Maturity	PS-10
Upside Payment	PS-11
Yahoo! Inc.; Public Information	PS-19
Historical Information	PS-20
Use of Proceeds and Hedging	PS-21
Plan of Distribution; Conflicts of Interest	PS-22
ERISA Matters	PS-23
Certain United States Federal Tax Considerations	PS-23
Medium-Term Notes Prospectus Supplement
Risk Factors	S-3
Important Currency Information	S-7
Description of the Notes	S-8
Certain United States Federal Income Tax Considerations	S-34
Plan of Distribution; Conflicts of Interest	S-41
ERISA Matters	S-42
Prospectus
Prospectus Summary	1
Forward-Looking Statements	8
Citigroup Inc.	9
Citigroup Funding Inc.	10
Use of Proceeds and Hedging	10
European Monetary Union	11
Description of Debt Securities	11
Description of Index Warrants	22
Description of Debt Security and Index Warrant Units	25
Plan of Distribution; Conflicts of Interest	26
ERISA Matters	29
Legal Matters	29
Experts	29